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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
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                            DESIGNER HOLDINGS LTD.
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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     Cash Bonus.  The annual cash bonus for certain executive officers is based on annual performance goals. For 1996, the performance goals for Mr. Simon, Mr. Dickson and Mr. Fidlon were target levels of EBITDA. The performance goal for Mr. Gladstone was a target level of sales. The annual cash bonus for other executive officers is determined by annual review by Mr. Simon and the Compensation Committee and is based upon the financial performance of the Company, the individual performance of such officers and the reasonableness of the compensation relative to the industry. The determination of the bonuses of such senior executives is based upon the recommendation of Mr. Simon, with final approval by the Compensation Committee.

     Stock Options. The Compensation Committee believes that stock options are an appropriate vehicle to link employees' interest in the Company with those of the Company's stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued employment with the Company. Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options generally have a life of ten years, vest over three years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Also, the exercisability of stock options is conditioned upon the employee's continued employment with the Company; thus, unexercised stock options are forfeited within a designated period of time following the executive officer's leaving the Company. The stock option awards granted to employees in 1996 were set taking into account an individual's level of responsibility and achievement. The determination of stock option awards is based upon the recommendation of Mr. Simon, with final approval by the Compensation Committee.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year.

     Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Section 162(m) limitation is not applicable to Mr. Simon under the terms of his employment contract. It does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS OF
                                          DESIGNER HOLDINGS LTD.

                                          Peter Damon Brown
                                          Frederick W. Zuckerman

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


CERTAIN INDEBTEDNESS OF MANAGEMENT

     The Company has advanced amounts to Mr. Simon totalling approximately $1,722,000 as of March 31, 1997, in connection with personal expenses. Mr. Simon has issued a promissory note to the Company in connection with such advances. The note is due and payable in full on December 31, 1997, and bears interest at 8.25%. Accrued interest on the note through March 31, 1997 amounted to approximately $57,000.


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